AMENDMENT

              to the risk Premium Reinsurance Agreement between the
             LUTHERAN MUTUAL LIFE INSURANCE COMPNY of Waverly, Iowa,
                   hereinafter referred to as the "REINSURED,"

                                       and

       THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,
                    hereinafter referred to as the "LINCOLN,"

effective September 1, 1983.

        It is hereby agreed that the effective date of Amendment No. 1 to the above-mentioned reinsurance agreement shall be the first day of March, 1984.

        It is expressly understood and agreed that the provisions of this amendment shall be subject to all the terms and conditions of the reinsurance agreement of which this amendment is a part which do not conflict with the terms hereof.

        IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

LUTHERAN MUTUAL LIFE INSURANCE COMPANY

By  /s/ James P. Anderson                      By  /s/ Fred P. Broers
   -------------------------------                ------------------------------
    V.P. - Legal Asst. Sec.                        Sr. VP - Chief Actuary

Date Oct 4, 1984                               Date October 5, 1984
    ------------------------------                 -----------------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By /s/ John Cantrell, Jr.                      By /s/ Larsh Rothert
  --------------------------------             ------------------------------
       Second Vice President                             Assistant Secretary

Date    10-15-84                               Date    10.15.84
    ------------------------------                 -----------------------------

Revision No. 2